Exhibit 99.1

TELA Bio Announces Third Quarter 2019 Financial Results

-	Revenue increased 80% year-over-year to $4.0 million

-	Completed initial public offering in November 2019, raising net proceeds of $50.7 million

MALVERN, Pa., December 18, 2019 (GLOBE NEWSWIRE) -- TELA Bio, Inc. (“TELA”) (Nasdaq: TELA), a commercial stage medical technology company focused on designing, developing and marketing a new category of tissue reinforcement materials to address unmet needs in soft tissue reconstruction, today reported financial results for the three months ended September 30, 2019.

“Continued strong growth in the third quarter demonstrates that customers recognize the value of our products, including improved performance over existing soft tissue reconstruction materials,” said Antony Koblish, co-founder, President and Chief Executive Officer of TELA Bio. “In November we successfully completed our initial public offering, which enables us to expand our marketing activities to support the ongoing commercialization of our OviTex and OviTex PRS product lines.”

Third Quarter 2019 Financial Results

▪	Revenue was $4.0 million for the third quarter of 2019, an increase of 80% compared to $2.2 million in the same period in 2018. This increase was due primarily to the expansion of the commercial organization, increased penetration within existing customer accounts, as well as the introduction of larger sizes of OviTex during 2019.

▪	Gross profit was $2.6 million for the third quarter of 2019, or 66% of revenue, compared to $1.4 million, or 62% of revenue, in the same period in 2018. The increase in gross profit as a percentage of revenue was due primarily to the decrease in the charge recognized for excess and obsolete inventory adjustments as a percentage of revenue in the third quarter of 2019 as compared to the same quarter last year.

▪	Sales and marketing expenses were $4.7 million in the third quarter of 2019, compared to $3.6 million in the same period in 2018. The increase was due to expansion of the salesforce and related activities, increased recruiting and consulting fees, and the BRAVO post-market study.

▪	General and administrative expenses were $1.2 million in the third quarter of 2019, compared to $1.4 million in the same period in 2018. The decrease was due primarily to lower legal expenses, partially offset by an increase in consulting fees and personnel costs.

▪	Research and development expenses were $0.5 million in the third quarter of 2019, compared to $1.0 million in the same period in 2018. The decrease was attributable to reduced outside development expenses and laboratory spend.

▪	Loss from operations was $3.9 million in the third quarter of 2019, compared to a loss from operations of $2.5 million in the same period in 2018. Excluding the $2.2 million gain on litigation settlement, loss from operations in the third quarter of 2018 was $4.7 million.

▪	Net loss was $4.7 million in the third quarter of 2019, compared to net loss of $2.8 million in the same period in 2018. Excluding the aforementioned gain on litigation settlement, third quarter 2018 net loss was $5.0 million.

▪	Cash and cash equivalents at September 30, 2019 were $10.7 million. In November 2019, the Company completed its initial public offering, which resulted in net proceeds to the Company of $50.7 million.

Recent Business Highlights

▪	Initial Public Offering (IPO): In November 2019, the Company completed its IPO of 4,398,700 shares of common stock at a public offering price of $13.00 per share, including 398,700 shares of the Company’s common stock sold pursuant to the underwriters’ option to purchase additional shares. Total net proceeds, after deducting underwriting discounts and commissions and other offering expenses, were $50.7 million. As of December 3, 2019, the Company had 11,405,543 shares of common stock outstanding, including the shares placed in connection with the underwriters’ over-allotment option.

▪	Sales Territories: As of September 30, 2019, the company had 30 sales territories in the U.S., an increase from 24 at June 30, 2019 and 20 at September 30, 2018.

About TELA Bio, Inc.

TELA Bio, Inc. is a commercial stage medical technology company focused on designing, developing and marketing a new category of tissue reinforcement materials to address unmet needs in soft tissue reconstruction. TELA’s products are designed to improve on shortcomings of existing biologics and minimize long-term exposure to permanent synthetic material. TELA's portfolio is supported by quality, data-driven science and extensive pre-clinical research that has consistently demonstrated advantages over other commercially available products.

Caution Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA’s management. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differs materially and adversely from those indicated by such forward-looking statements including, among others: our ability to gain market acceptance for our products and to accurately forecast customer demand, our ability to enhance our product offerings, development and manufacturing problems, capacity constraints or delays in production of our products. These and other risks and uncertainties are described more fully in the “Risk Factors” section and elsewhere in our filings with the with the Securities and Exchange Commission and available at www.sec.gov, including in our prospectus dated November 7, 2019. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA assumes no obligation to updates forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

TELA Bio Contact

Stuart Henderson

Vice President, Corporate Development and Investor Relations
TELA Bio, Inc.
484-320-2930
shenderson@telabio.com

Investor Contact

Peter Vozzo
Westwicke
443-213-0505
peter.vozzo@westwicke.com

TELA BIO, INC.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$10,701	$17,278
Accounts receivable	2,278	1,298
Inventory	4,272	4,348
Prepaid expenses and other	365	330
Total current assets	17,616	23,254
Property and equipment, net	716	758
Intangible assets, net	2,987	3,215
Deferred offering costs	1,731	—
Total assets	$23,050	$27,227
Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$1,701	$3,421
Accrued expenses	3,600	5,153
Other current liabilities	1,008	985
Total current liabilities	6,309	9,559
Long-term debt with related party	30,108	29,733
Preferred stock warrant liability	1,644	1,640
Other long-term liabilities	5	5
Total liabilities	38,066	40,937
Redeemable convertible preferred stock; $0.001 par value:
Series A preferred stock: 22,501,174 shares authorized, issued, and outstanding at September 30, 2019 and December 31, 2018; liquidation value of $34,458 at September 30, 2019	34,458	33,112
Series B preferred stock: 82,891,619 shares authorized,75,560,456 and 63,032,500 issued and outstanding at September 30, 2019 and December 31, 2018, respectively; liquidation value of $110,213 at September 30, 2019	110,926	91,038
Total redeemable convertible preferred stock	145,384	124,150
Stockholders’ deficit:
Common stock; $0.001 par value: 127,157,585 shares authorized; 298,992 and 296,629 shares issued and 298,117 and 295,717 shares outstanding at September 30, 2019 and December 31, 2018, respectively	—	—
Accumulated other comprehensive loss	(2)	—
Accumulated deficit	(160,398)	(137,860)
Total stockholders’ deficit	(160,400)	(137,860)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$23,050	$27,227

TELA Bio, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue	$3,973	$2,212	$10,582	$5,847
Cost of revenue (excluding amortization of intangible assets)	1,293	769	4,045	3,224
Amortization of intangible assets	76	76	228	709
Gross profit	2,604	1,367	6,309	1,914
Operating expenses:
Sales and marketing	4,736	3,608	12,678	9,630
General and administrative	1,208	1,399	3,737	3,366
Research and development	516	1,044	3,230	3,362
Gain on litigation settlement	—	(2,160)	—	(2,160)
Total operating expenses	6,460	3,891	19,645	14,198
Loss from operations	(3,856)	(2,524)	(13,336)	(12,284)
Other (expense) income:
Interest expense	(899)	(309)	(2,725)	(1,037)
Loss on extinguishment of debt	—	—	—	(615)
Change in fair value of preferred stock warrant liability	34	17	(4)	191
Other income	55	10	172	44
Total other (expense) income	(810)	(282)	(2,557)	(1,417)
Net loss	(4,666)	(2,806)	(15,893)	(13,701)
Accretion of redeemable convertible preferred stock to redemption value	(2,058)	(1,871)	(6,843)	(6,848)
Net loss attributable to common stockholders	$(6,724)	$(4,677)	$(22,736)	$(20,549)
Net loss per common share, basic and diluted	$(22.58)	$(15.84)	$(76.62)	$(69.70)
Weighted average common shares outstanding, basic and diluted	297,750	295,228	296,743	294,823